CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
ULTRADATA Corporation:


      We consent to the incorporation by reference in the previously filed registration statement on Form S-8 (No. 333-01492) of ULTRADATA Corporation of our report dated February 12, 1998, with respect to the balance sheet of ULTRADATA Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of ULTRADATA Corporation.


KPMG, LLP
Mountain View, California
March 29, 1999